Exhibit 10.3

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENTS

This SECOND AMENDMENT, dated as of September 13, 2002, to the separate Note Purchase Agreements, each dated as of April 30, 2001, is by and among Flow International Corporation, a Washington corporation (the “Company”), John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company, Signature 4 Limited and Signature 5 L.P. (collectively, the “Noteholders”). Capitalized terms used herein without definition shall have the meanings set forth in the Note Purchase Agreements referred to below (including as amended hereby).

RECITALS:

A.  The Company and the Noteholders have heretofore entered into the separate Note Purchase Agreements, each dated as of April 30, 2001, as amended by the First Amendment to Note Purchase Agreements dated as of December 14, 2001 (as amended, the “Note Purchase Agreements”), under and pursuant to which there are outstanding (a) the Company’s 13% Senior Subordinated Notes, due April 30, 2008, in the aggregate principal amount of $35,000,000 (the “Notes”) and (b) certain Warrants to purchase common stock of the Company (the “Warrants”).

B.  The Company and the Noteholders now desire to amend the Note Purchase Agreements and the Notes in the respects, but only in the respects, hereinafter set forth.

C.  The Company and the Noteholders agree that the amendments to the Note Purchase Agreements and the Notes contemplated in this Second Amendment are being made in connection with a plan of reorganization pursuant to Section 368 of the Code.

NOW, THEREFORE, the Company and the Noteholders, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

SECTION 1.    Amendments.

Section 1.1.  Monthly Statements.    Section 7.1 of the Note Purchase Agreements shall be amended by deleting the “.” at the end of paragraph (h) and by inserting in lieu thereof “; and” and by adding after paragraph (h) a new paragraph (i) to read as follows:

“(i)  Monthly Statements—as soon as available and in any event within 30 days after the end of each calendar month, a comparison of the Company’s consolidated financial statement to the financial projection for that month.”

Section 1.2.  Funded Debt Ratio.    Section 9.6 of the Note Purchase Agreements shall be amended in its entirety by inserting in lieu thereof the following:

“Section 9.6.  Fixed Charge Coverage Ratio.    For each four consecutive fiscal quarters, the Company shall maintain, on a consolidated basis, a Fixed Charge Coverage Ratio of at least (a) 0.86 to 1 as at the fiscal quarter ending April 30, 2002, (b) 0.51 to 1 as at the fiscal quarter ending July 31, 2002, unless the Company repays the remaining balance of any amounts owing to under the Senior Private Placement Agreement prior to July 31, 2002, in which case the Fixed Charge Coverage Ratio shall be at least 0.82 to 1, (c) 0.65 to 1 as at the fiscal quarter ending October 31, 2002, (d) 0.72 to 1 as at the fiscal quarter ending January 31, 2003, (e) 1.16 to 1 as at the fiscal quarter ending April 30, 2003 and (f) 1.25 to 1 as at the fiscal quarters ending July 31, 2003 and thereafter.

As used herein:

‘Fixed Charge Coverage Ratio’ shall mean the quotient obtained by dividing (a) the sum of Cash Flow by (b) the sum of Fixed Charges.

‘Cash Flow’ shall mean the Company’s net income after taxes, plus interest expense, depreciation and amortization, and, with respect to the fiscal quarter ending April 30, 2002, the after-tax charge of $3,711,000 to the extent deducted from net income after taxes, and less the aggregate amount of any dividend issued. and less the aggregate amount of any dividends issued.

‘Fixed Charges’ shall mean the Company’s interest expense, plus its Current Portion of Long-Term Debt.

‘Current Portion of Long-Term Debt’ shall mean any portion of the Company’s long-term debt which will be due within 12 months from the date of determination; provided that the Current Portion of Long-Term Debt shall not include any Indebtedness of the Company (i) under the Senior Credit Agreement, (ii) under the German line of credit which is supported by a letter of credit issued under the Senior Credit Agreement, or (iii) under the current Swedish Crown $50,000,000 Pressure Systems line of credit.”

Section 1.3.  Funded Debt Ratio.    Section 9.7 of the Note Purchase Agreements shall be amended in its entirety by inserting in lieu thereof the following:

“Section 9.7.  Funded Debt Ratio.    As of the end of each fiscal quarter, the Company shall maintain, on a consolidated basis, a Funded Debt Ratio of not more than (a) 9.06 to 1 as at the fiscal quarter ending April 30, 2002, (b) 26.40 to 1 as at the fiscal quarter ending July 31, 2002, (c) 42.35 to 1 as at the fiscal quarter ending October 31, 2002, (d) 26.95 to 1 as at the fiscal quarter ending January 31, 2003, (e) 8.96 to 1 as at the fiscal quarter ending April 30, 2003 and (f) 6.22 to 1 as at the fiscal quarter ending July 31, 2003 and (g) 5.00 to 1 as at the fiscal quarters ending October 31, 2003 and thereafter.

As used herein:

‘Funded Debt Ratio’ shall mean as of the end of any fiscal quarter, the quotient obtained by dividing (a) Funded Debt as of the end of such fiscal quarter by (b) the EBITDA for such quarter and the three immediately preceding fiscal quarters, plus, in the event that the Company has acquired any Subsidiaries during such fiscal quarter or during the immediately preceding three fiscal quarters, the EBITDA of such Subsidiaries from the first day of the immediately preceding three fiscal quarters through the date of acquisition of each Subsidiary.

‘EBITDA’ shall mean pre-tax net income (or pre-tax net loss) of the Company and its Subsidiaries, plus, the sum of (i) interest expense, (ii) depreciation expense, (iii) depletion expense, (iv) amortization expense, and (v) with respect to the fiscal quarter ending April 30, 2002, the pre-tax charge of $5,623,000 to the extent deducted from pre-tax net income.”

Section 1.4.  Senior Funded Debt Ratio.    Section 9.9 of the Note Purchase Agreements shall be amended in its entirety by inserting in lieu thereof the following:

“Section 9.9.  Senior Funded Debt Ratio.    The Company shall maintain, on a consolidated basis, a Senior Funded Debt Ratio of not more than (a) 5.78 to 1 as at the fiscal quarter ending April 30, 2002, (b) 17.33 to 1 as at the fiscal quarter ending July 31, 2002, (c) 28.60 to 1 as at the fiscal quarter ending October 31, 2002, (d) 18.15 to 1 as at the fiscal quarter ending January 31, 2003, (e) 6.00 to 1 as at the fiscal quarter ending April 30, 2003, (f) 4.29 to 1 as at the fiscal quarter ending July 31, 2003, and (g) 3.50 to 1 as at the fiscal quarters ending October 31, 2003 thereafter.

As used herein, ‘Senior Funded Debt Ratio’ shall mean, as of the end of any fiscal quarter, the quotient obtained by dividing (A) Senior Funded Debt as of the end of such fiscal quarter by (B) the EBITDA for such quarter and the three immediately preceding fiscal quarters, plus, in the event that the Company has acquired any Subsidiaries during such fiscal quarter or during the immediately preceding three fiscal quarters, the EBITDA of such Subsidiaries from the first day of the immediately preceding three fiscal quarters through the date of acquisition of each Subsidiary.”

Section 1.5.  Additional Covenants.    New Sections 9.11, 9.12, 10.12 and 10.13, are hereby added to the Note Purchase Agreements to read as follows:

“Section 9.11.  Agreement to Provide Subsidiary Guaranties and Collateral.    (a) On or before September 20, 2002, the Company shall deliver, or cause to be delivered, to the Noteholders (or an agent on their behalf):

(i)  duly executed Subsidiary Guaranties from each Subsidiary which delivered a Guaranty in favor of the lenders under the Senior Credit Agreement (a “Subsidiary Guarantor”), and each other item required in connection with the delivery of such Subsidiary Guaranties, all as contemplated in Section 9.10 of this Agreement; and

(ii)  all security documents and related filings in form and substance satisfactory to the Noteholders necessary to provide to the Noteholders (or an agent on their behalf) second priority security interests (the “Noteholder Liens”) in the same assets and property (both real and personal) of the Company and its Subsidiaries in which the Company has, on or before such date, granted to the lenders under the Senior Credit Agreement a first priority security interest, together with such documents and evidence (including legal opinions) (all in substantially the same form as accepted by the lenders under the Senior Credit Agreement) as the Noteholders may reasonably request evidencing the authorization, validity and binding nature of such security documents;

(iii)  an intercreditor agreement in form and substance satisfactory to the Noteholders among such holders and the lenders under the Senior Credit Agreement which shall set forth the relative rights and priorities of such creditors in the collateral and shall detail the nature of the Noteholder Liens; and

(iv)  such further amendments to the Note Purchase Agreements as the Noteholders may reasonably request in connection with the foregoing.

(b)  On or before September 23, 2002, the Company shall deliver, or cause to be delivered, to the Noteholders (or an agent on their behalf) all additional security documents and related filings in form and substance satisfactory to the Noteholders necessary to provide to the Noteholders (or an agent on their behalf) Noteholder Liens in the same assets and property (both real and personal) of the Company and its Subsidiaries in which the Company has, on or before such date, granted to the lenders under the Senior Credit Agreement a first priority security interest, together with such documents and evidence (including legal opinions) (all in substantially the same form as accepted by the lenders under the Senior Credit Agreement) as the Noteholders may reasonably request evidencing the authorization, validity and binding nature of such security documents, including:

(i)  evidence of the holders’ of the Notes (or an agent on their behalf) perfected second priority lien in all of Company’s and Subsidiary Guarantors’ property located outside the United States (or in such portion of such property as the lenders under the Senior Credit Agreement shall have perfected);

(ii)  notices of the holders’ of the Notes security interest in all of Company’s and Subsidiary Guarantors’ registered patents and trademarks and applications for patents and trademarks shall have been filed with the applicable Governmental Authority;

(iii)  a deed of trust in form and substance satisfactory to the Noteholders with respect to the Company’s leased property in the State of Washington, and, in addition, the Company and each Subsidiary Guarantor shall have granted the Noteholders (or an agent on their behalf) a lien on their interests in all real property located in the United States (or in such portion of such property as the lenders under the Senior Credit Agreement shall have been granted such liens);

(iv)  evidence satisfactory to the Noteholders that (A) the liens referred to in clause (iii) above have been duly authorized, are enforceable against the grantor and all third parties, and have priority over all other Liens against such property other than Liens consented to by the Noteholders, and (B) the Company or the applicable Subsidiary Guarantor has obtained all such consents or approvals from third parties as may be required in connection with the grant of each such lien;

(v)  control agreements in form and substance satisfactory to the Noteholders, duly executed by the parties thereto perfecting to the holders’ of the Notes (or an agent on their behalf) security interest in all deposit accounts required by the Noteholders;

(vi)  evidence that (A) Avure Technologies, Inc. shall have duly issued share certificates evidencing all ownership interests therein; (B) the Company shall have executed and delivered to a collateral agent on behalf of the Noteholders an agreement pledging such shares to such collateral agent; (C) the Company shall have delivered such share certificates to a collateral agent on behalf of the Noteholders together with assignments separate from certificate duly executed by the Company in blank; and (D) such issuance, execution and delivery were duly authorized and effective and that such collateral agent has a perfected security interest in all such shares free of all Liens other than those expressly permitted by this Agreement;

(vii)  evidence that (A) all conditions to the attachment of the security interest of a collateral agent on behalf of the Noteholders in the Company’s ownership interests in Flow Autoclave Systems, Inc., a Delaware corporation (“Flow Autoclave”) have been satisfied and that a collateral agent on behalf of the Noteholders has a perfected security interest in all such ownership interests of Company; (B) the Company shall have delivered to such collateral agent all share certificates evidencing the Company’s ownership of Flow Autoclave together with assignments separate from certificate duly executed by the Company in blank; (C) Flow Autoclave shall have become a party to and bound by the Subsidiary Guaranty and any Security Document to which the Subsidiary Guarantors are a party; and (D) the security interests granted by Flow Autoclave under the Security Document to which it is a party are perfected security interests free of all Liens other than those expressly permitted by this Agreement; provided, however, an Event of Default shall not occur if any of clauses (A) through (D) of this subsection (vii) are not fulfilled notwithstanding the best efforts of the Company;

(viii)  evidence that (A) the Company shall have delivered to a collateral agent on behalf of the Noteholders share certificates evidencing Company’s ownership interest in CIS Acquisition Corporation (“CIS”) and Flow Waterjet Florida Corporation (“Flow Waterjet”) together with assignments separate from certificate duly executed by the Company in blank; (B) the shares of CIS and Flow Waterjet shall have been added to the appropriate Security Document; and (C) such collateral agent’s security interests Company’s ownership interest in CIS and Flow Waterjet are perfected security interests free of all Liens other than those expressly permitted by this Agreement;

(ix)  evidence that (A) Company shall have delivered to a collateral agent on behalf of the Noteholders share certificates evidencing 65% of the Company’s ownership interest in each of the Foreign Subsidiaries (as defined in the Security Documents) together with assignments separate from certificate duly executed by Company in blank; (B) all such shares and ownership interests shall have been added to the appropriate Security Document; and (C) such collateral agent’s security interests the Company’s ownership interest in all such Foreign Subsidiaries are perfected security interests free of all Liens other than those expressly permitted by this Agreement;

(x)  evidence that all Waived Conditions (as defined below) shall have been fulfilled to holders’ of the Notes satisfaction; “Waived

Conditions” means any of the Conditions to Effectiveness set forth in Section 4 of the Second Amendment to the Note Purchase Agreement dated as of September 6, 2002 that were waived by the Noteholders for the purposes thereof or otherwise not been fulfilled in connection with effectiveness of such Second Amendment;

(xi)  a completed Schedule 4 (Patents and Patent Licenses) and Schedule 5 (Trademarks and Trademark Licenses) to the security agreement delivered by the Subsidiary Guarantors;

(xii)  such other evidence as the Noteholders may deem necessary or appropriate that all documents executed and/or delivered and all actions taken pursuant to clauses (i) through (xi) above have been duly authorized and are legally effective, binding and enforceable;

(xiii)  a legal opinion from Company’s counsel (acceptable to the Noteholders) in form and substance satisfactory to the Noteholders and substantially similar to the legal opinion accepted by the lenders under the Senior Credit Agreement; and

(xiv)  such additional information concerning the Company’s and the Subsidiary Guarantor’s real and personal property and assets as the Noteholders may request.

(c)  From time to time, the Company shall deliver, or cause to be delivered, to the Noteholders (or an agent on their behalf) all additional security documents and related filings in form and substance satisfactory to the Noteholders necessary to provide to the Noteholders (or an agent on their behalf) Noteholder Liens in the same assets and property (both real and personal) of the Company and its Subsidiaries in which the Company from time to time grants to the lenders under the Senior Credit Agreement a first priority security interest, together with such documents and evidence (including legal opinions) as the Noteholders may reasonably request evidencing the authorization, validity and binding nature of such security documents.”

“Section 9.12.  Agreements Regarding Bankruptcy Orders.    The Company agrees that in the event of a proceeding under the U.S. Bankruptcy Code involving the Company as a “debtor”: (a) in any order submitted by the Company for approval by the bankruptcy court in which the lenders under the Senior Credit Agreement are to be granted liens and security interests as “adequate protection”, such order will provide for the Noteholders to be granted subordinate liens on, and security interests in, the same assets as “adequate protection” to the extent necessary to avoid any diminution in the value of the collateral securing the Noteholders’

secured claim resulting from the bankruptcy proceeding and the application of the automatic stay; and (b) in any order submitted by the Company for approval by the bankruptcy court in which the lenders under the Senior Credit Agreement are to be granted cash payments of interest as “adequate protection”, such order will provide for the Noteholders to be granted the right to accrue interest as “adequate protection”, with such interest to be payable in the bankruptcy case as an administrative claim.”

“Section 10.12.  Capital Expenditures.    The Company shall not make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Company during each fiscal quarter set forth below, the amount set forth opposite such fiscal quarter:

July 31, 2002	$3,000,000

October 31, 2002	$3,000,000

January 31, 2003	$1,300,000

April 30, 2003	$1,300,000

July 31, 2003	$1,300,000	”

“Section 10.13.  Restrictions on Senior Debt.    Notwithstanding the terms of Section 9.6, 9.7 or 9.9 of this Agreement as in effect from time to time, until such time as the Company shall be in compliance with Section 9.6 (Fixed Charge Coverage Ratio), Section 9.7 (Funded Debt Ratio) and Section 9.9 (Senior Funded Debt Ratio), each as in effect on the original date of Closing, the Company shall not incur additional Senior Debt other than Senior Debt under the Senior Credit Agreement (subject to the other limitations applicable to Senior Debt hereunder).

Section 1.6.  Events of Default.    Section 12 of the Note Purchase Agreements is hereby amended as follows:

(a)  paragraph (c) of Section 12 shall be amended in its entirety by inserting in lieu thereof the following:

“(c)  the Company defaults in the performance of or compliance with any term contained in Sections 9.5 through 9.11, inclusive, Sections 10.1 through 10.10, inclusive, or Sections 10.12 and 10.13, inclusive; or”

(b)  paragraph (f) of Section 12 shall be amended in its entirety by inserting in lieu thereof the following:

“(f)  the Subsidiary Guaranty, if any, or any Security Document shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by a Governmental Authority of competent jurisdiction that any such agreement is invalid, void or unenforceable or the perfected security interests created pursuant to any Security Document is not legal, valid and binding, or the Company or any Subsidiary shall contest or deny in writing the validity or enforceability of any of its obligations under any Security Document or the Subsidiary Guaranty, as applicable; or”

Section 1.7.  Expenses of Security Documents.    Section 16.1 of the Note Purchase Agreements is hereby amended by adding thereto a new sentence at the end to read as follows:

“Without limiting the foregoing, the Company will pay all of the costs and expenses heretofore described in this Section 16.1 incurred by you and each Other Purchaser or holder of a Note or Warrant in connection with the preparation, execution and recording of the Security Documents and any enforcement thereof, including such costs and expenses as may be incurred by any collateral agent serving on behalf of the Noteholders.”

Section 1.8.  Definitions.    Schedule B to the Note Purchase Agreements is hereby amended by adding thereto the following new definitions in the appropriate alphabetical order:

“Note Documents” means and includes this Agreement and the Other Agreement, the Notes, the Subsidiary Guaranty, the Security Documents and all documents ancillary or related to any of the foregoing.”

“Noteholders” means, at the time of any determination, the holders of the Notes then outstanding.”

“Security Documents” means and includes each security agreement, pledge agreement, assignment agreement, mortgage, deed of trust, and each other document or agreement delivered to the Noteholders (or an agent on their behalf) from time to time pursuant to Section 9.11 of this Agreement for the purpose of securing the obligations of the Company or any Subsidiary under this Agreement, the Other Agreements and the Notes and/or preserving or protecting the collateral provided thereunder or the interests of the Noteholders therein.”

Section 1.9.  Interest Rate.    From and after July 29, 2002, and until such time as the Company shall have achieved a Fixed Charge Coverage of at least 1.25 to 1, a Funded Debt Ratio equal to or below 5.00 to 1 and a Senior Funded Debt Ratio equal to or below 3.50 to 1, (a) all references to “13%” as the interest rate applicable to the Notes appearing in the Note

Purchase Agreements and in the Notes shall be amended to read “15%” and (b) all references to “15%” as the Default Rate of interest applicable to the Notes appearing in the Note Purchase Agreements and the Notes shall be amended to read “17%”.

SECTION 2.  Consent.

Notwithstanding the provisions of Section 10.10(a) of the Note Purchase Agreements to the contrary, the Noteholders hereby agree that the Company shall be permitted to prepay the senior notes outstanding under the Senior Private Placement Agreement on the terms set forth in Section 2(d) of the Seventh Amendment to the Senior Private Placement Agreement dated as of April 30, 2002 as originally executed and delivered.

SECTION 3.  Representations and Warranties of the Company.

To induce the Noteholders to execute and deliver this Second Amendment, the Company represents and warrants to the Noteholders (which representations and warranties shall survive the execution and delivery of this Second Amendment) that:

(a)  this Second Amendment has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors’ rights generally;

(b)  the execution, delivery and performance by the Company of this Second Amendment (i) does not require the consent or approval of any governmental or regulatory body or agency, and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (ii)(A)(3) of this clause (b);

(c)  as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default has occurred which is continuing;

(d)  attached hereto as Exhibit A is a true, correct and complete copy of Amendment Number Five to the Senior Credit Agreement dated as of July 26, 2002; and

(e)  attached hereto as Exhibit B is a true, correct and complete copy of Amendment Number Six to the Senior Credit Agreement dated as of August 30, 2002; and

(f)  on July 31, 2002, the Company repaid in full all Indebtedness outstanding under the Senior Private Placement Agreement and such agreement has been terminated and is of no further force or effect.

SECTION 4.  Conditions to Effectiveness of This Second Amendment.

This Second Amendment shall not become effective until, and shall become effective when:

(a)  executed counterparts of this Second Amendment, duly executed by the Company and the holders of at least 100% in aggregate principal amount of outstanding Notes, shall have been delivered to the Noteholders;

(b)  the Noteholders shall have received (i) a fully executed copy of Amendment Number Five to the Senior Credit Agreement, and (ii) a fully executed copy of the Seventh Amendment to the Senior Private Placement Agreement;

(c)  the representations and warranties of the Company set forth in Section 3 hereof shall be true and correct on and with respect to the effective date hereof and the execution and delivery by the Company of this Second Amendment shall constitute the certification by the Company of the same; and

(d)  each Noteholder shall have received, and the Company hereby agrees to pay to each Noteholder, an amendment and consent fee equal to 0.50% of the aggregate principal amount of the outstanding Notes held by such Noteholder as of the date of this Second Amendment, such fee to be paid by wire transfer of immediately available funds in the manner provided in Schedule A to the Note Purchase Agreements. The Company’s agreement to pay such fees shall constitute an obligation to be performed by the Company under the Note Purchase Agreements for purposes of Section 12(d) thereof.

Upon satisfaction of all of the foregoing, this Second Amendment shall become effective.

SECTION 5.  Miscellaneous.

This Second Amendment shall be construed in connection with and as part of the Note Purchase Agreements, and except as modified and expressly amended by this amendment, all terms, conditions and covenants contained in the Note Purchase Agreements, the Notes and the Warrants are hereby ratified and confirmed and shall be and remain in full force and effect. The obligations of the Company under the Note Purchase Agreements, the Notes and the Warrants shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of the Note Purchase Agreements, the Notes or the Warrants or applicable law, including, without limitation, any waiver, consent, extension, indulgence or other action or inaction in respect thereof; or (b) any other act or thing or omission or delay to do any other act or thing which could operate as or be deemed to be a discharge of the

Company as a matter of law, other than payment in full of all obligations under the Note Purchase Agreements and the Notes and performance under the Warrants.

Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this amendment may refer to the Note Purchase Agreements without making specific reference to this amendment, but nevertheless all such references shall be deemed to include this amendment unless the context otherwise requires.

This Second Amendment may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

This Second Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Washington, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Oral agreements or oral commitments to loan money, extend credit, or to forbear from enforcing repayment of a debt are not enforceable under Washington Law.

IN WITNESS WHEREOF, the Company and the Noteholders have caused this Second Amendment to be executed, all as of the day and year first above written.

FLOW INTERNATIONAL CORPORATION

By

Its

THE NOTEHOLDERS: JOHN HANCOCK LIFE INSURANCE COMPANY

By

Its

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By

Its

SIGNATURE 4 LIMITED BY JOHN HANCOCK LIFE INSURANCE COMPANY, AS PORTFOLIO ADVISER

By

Its

SIGNATURE 5 L.P. BY JOHN HANCOCK LIFE INSURANCE COMPANY, AS PORTFOLIO ADVISER

By

Its

Attachments

EXHIBIT A	—	Amendment Number Five to Senior Credit Agreement

EXHIBIT B	—	Amendment Number Six to Senior Credit Agreement